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                                                                    EXHIBIT 11.1


                                  VERITY, INC.

            STATEMENT OF COMPUTATION OF NET INCOME AND LOSS PER SHARE
                    (In thousands, except per share amounts)

                                                                     Three Months Ended               Nine Months Ended
                                                                   Feb. 29         Feb. 28         Feb. 29          Feb. 28
                                                                     1996            1997            1996             1997
                                                                     ----            ----            ----             ----
Primary and Fully Diluted:
  Weighted average common shares outstanding for the period         10,279          10,841           5,766           10,800
  Common equivalent shares pursuant to Staff Accounting
    Bulletin No. 83 .......................................             --              --           1,118               --
  Common equivalent shares from dilutive stock options ....            826              --              --               --
                                                                   -------        --------         -------         --------
Shares used in per share calculation ......................         11,105          10,841           6,884           10,800
                                                                   =======        ========         =======         ========
Net income (loss) before accretion ........................        $   112        $(10,825)        $  (662)        $(11,886)
Accretion to redemption value of mandatorily redeemable
  preferred stock .........................................             --              --            (611)              --
                                                                   -------        --------         -------         --------
Net income (loss) applicable to common stockholders .......        $   112        $(10,825)        $(1,273)        $(11,886)
                                                                   =======        ========         =======         ========
Net income (loss) per share ...............................        $  0.01        $  (1.00)        $ (0.18)        $  (1.10)
                                                                   =======        ========         =======         ========



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